Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Phunware, Inc. (the "Company") on Amendment No. 1 on Form S-3 (File No. 333-252694) of our report dated March 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Phunware, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue in 2019 due to the adoption of the guidance in ASC 606, Revenue from Contracts with Customers.

/s/ Marcum LLP

Marcum LLP
Houston, TX
February 10, 2021